[Letterhead of SHEARMAN & STERLING]


                                January 31, 2000


Medical Manager Corporation
669 River Drive
River Drive Center II
Elmwood Park, New Jersey  07407-1361

Ladies and Gentlemen:

          We have acted as counsel to Medical Manager Corporation, a Delaware corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-3 of the Company, filed with the Securities and Exchange Commission on January 31, 2000 (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 2,656,466 shares of the Company's Common Stock, par value $.01 per share (the "Shares"), in connection with a partially underwritten call for redemption of the Company's 5% Convertible Subordinated Debentures Due 2007 (the "Debentures"). The Shares may be either issued to Warburg Dillon Read LLC acting as standby purchaser (the "Standby Purchaser") upon conversion of the Debentures purchased by the Standby Purchaser on or prior to the Conversion Expiration Date in accordance with the terms of the indenture governing the Debentures (the "Indenture") or purchased by the Standby Purchaser pursuant to the Standby Agreement dated as of January 31, 2000 between the Standby Purchaser and the Company (the "Standby Agreement"), as the case may be.

          In this connection, we have reviewed (i) the Certificate of Incorporation and By-Laws of the Company as currently in effect, (ii) the Registration Statement, (iii) certain resolutions adopted by the Board of Directors of the Company, and (iv) such other documents and corporate records as we have deemed necessary or appropriate in order to give the opinions set forth herein. We have relied as to factual matters on certificates or other documents furnished by the Company or its officers and by governmental authorities and upon such other documents and data that we have deemed appropriate. We have assumed the authenticity and genuineness of all documents examined by us and all signatures thereon, the legal capacity of all persons executing such


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documents, the conformity to original documents of all copies of documents submitted to us and the truth and correctness of any representations and warranties contained therein.

          The opinion expressed below is limited to the General Corporation Law of Delaware. We express no opinion herein concerning any other law.

          Based on such examination and review and subject to the foregoing, we are of the opinion that the Shares, when issued upon the conversion of the Debentures as provided in the Indenture or sold in accordance with the provisions of the Standby Agreement, will be duly and validly issued, fully paid and non-assessable.

          We consent to the use of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus that is a part of the Registration Statement.

                                                       Very truly yours,


                                                       /s/ SHEARMAN & STERLING